UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2010 (September 21, 2010)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
As a result of the planned completion of the fifth and final year of the Research and Collaboration Agreement dated October 12, 2005 (the “Collaboration Agreement”), by and between Novartis Institutes for BioMedical Research, Inc. (“Novartis”) and Alnylam Pharmaceuticals, Inc. (the “Company”) (described more fully in Item 8.01 below), and the Company’s reduced need for allocation of service-based collaboration resources, on September 22, 2010, the Company’s Board of Directors (the “Board”) approved, and on September 23, 2010, the Company announced, that it intends to effect a corporate restructuring pursuant to which it will reduce its overall workforce by approximately 25% to 30%. The Company expects this reduction in personnel costs, along with other external costs, will result in a savings of approximately $25.0 million in 2011 cash operating expenses. In addition, there will be one-time charges related to the personnel reductions of approximately $3.0 million, the majority of which will be incurred in the third quarter of 2010. The Company expects to substantially complete the workforce reduction by the end of the fourth quarter of 2010.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(b) On September 22, 2010, James L. Vincent retired from the Company’s Board. Mr. Vincent, the former Chief Executive Officer and Chairman of Biogen Idec, Inc., served as a valuable member of the Company’s Board from 2005 until his retirement.
(d) On September 22, 2010, the Company’s Board elected Steven M. Paul, M.D. as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2013. In connection with his election to the Board, Dr. Paul received a stock option grant for 30,000 shares of common stock of the Company, vesting annually over three years, and will be compensated as a director pursuant to the Company’s compensation policy for non-employee directors, which is described in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20, 2010.

Item 8.01.	Other Events.
Novartis Collaboration
On September 21, 2010, Novartis executed its right under the Collaboration Agreement to select 31 designated disease targets, for which Novartis has exclusive rights to discover, develop and commercialize RNAi therapeutic products using the Company’s intellectual property and technology. Under the terms of the Collaboration Agreement, for any RNAi therapeutic products Novartis develops against these targets, the Company is entitled to receive milestone payments upon achievement of certain specified development and annual net sales events, up to an aggregate of $75.0 million per therapeutic product.
Novartis has also notified the Company that it has declined its exercise its non-exclusive option to integrate into its operations the Company’s fundamental and chemistry intellectual property under the terms of the Collaboration Agreement, referred to as the “Integration Option.”

Forward-Looking Statements
Various statements in this Current Report on Form 8-K concerning the Company’s future expectations, plans and prospects, including without limitation: statements regarding the completion of the Company’s collaboration with Novartis and potential future milestone and royalty payments to the Company in connection with its development of RNAi therapeutics; and the Company’s planned corporate restructuring, including the timing and effect of the restructuring on the Company’s future operating expenses and cash position, and the timing and amount of one-time charges related to the personnel reductions expected to be incurred; constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the Company’s ability to successfully implement its corporate restructuring and workforce reduction plan and reduce expenses; the impact of the workforce reduction on the Company’s business; the ability of the Company to attract and retain qualified personnel; the Company’s ability to manage operating expenses; the Company’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; the Company’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; the Company’s ability to obtain additional funding to support its business activities, including through the establishment of new alliances; the Company’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for the clinical development and commercialization of products; competition from others using technology similar to the Company’s and others developing products for similar uses; the Company’s dependence on current and future collaborators; unexpected expenditures; and the Company’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. The Company does not assume any obligation to update any forward-looking statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: September 24, 2010	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President, Finance and Treasurer